Exhibit 99.1

December 13, 2023

EOG Resources Announces Key Officer Promotions

•	Jeff Leitzell Promoted to Chief Operating Officer

•	Ann Janssen Promoted to Chief Financial Officer

HOUSTON—EOG Resources, Inc. (EOG) today announced that Jeffrey R. “Jeff” Leitzell has been promoted to Executive Vice President and Chief Operating Officer effective December 18, 2023. Lloyd W. “Billy” Helms, Jr., currently President and Chief Operating Officer, will continue serving as President. EOG also announced that Ann D. Janssen will be promoted to Executive Vice President and Chief Financial Officer, effective January 1, 2024, and that Laura B. Distefano, Vice President, Accounting, will succeed Ann as Vice President and Chief Accounting Officer.

Timothy K. “Tim” Driggers, EOG’s Executive Vice President and Chief Financial Officer, will continue serving as an advisor to allow for the transition of his responsibilities prior to retirement in 2024. Tim Driggers has been an EOG employee for 28 years, having joined a predecessor company in 1995. Tim has served as EOG’s principal financial officer since 2007 following a successful career leading the finance, accounting, and land administration functions at EOG.

“The promotions announced today highlight EOG’s deep bench of high-caliber leadership,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “Both Jeff and Ann are proven leaders at EOG. Each has demonstrated exceptional management and technical leadership through years of strong performance in several roles across the company. We are also excited to add Laura to EOG’s leadership team with her extensive background in public accounting for the energy industry. Jeff, Ann, and Laura exemplify EOG’s outstanding culture and track record of success.”

“On behalf of EOG employees, I would like to thank Tim for his dedicated service to the company over the past 28 years,” said Yacob. “Tim has long recognized the value of a strong balance sheet in a cyclical industry and, as CFO, has shepherded the company through several commodity price cycles. I am grateful for Tim’s counsel and support the last couple of years and his enduring contributions to the financial strategy and strength of EOG. We offer Tim and his family our best wishes in retirement.”

Jeff Leitzell currently serves as Executive Vice President, Exploration and Production, responsible for EOG’s San Antonio, Corpus Christi and Oklahoma City operating areas. Jeff has 19 years of industry experience and 15 years of service with EOG. Before joining the headquarters executive management team in May 2021, Jeff served as Vice President and General Manager of EOG’s Midland office. Prior to that, he was the Operations Manager of the Midland office from 2015 to 2017 after holding several engineering roles of increasing responsibility in multiple EOG offices since being hired as a Completions Engineer in 2008. He holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering from West Virginia University.

Ann Janssen has 28 years with EOG and is currently serving as Senior Vice President and Chief Accounting Officer, a position she has held since 2018. Ann previously served as Vice President, Accounting from 2007 to 2018. Prior to that, she held several accounting and financial leadership positions including Controller, Financial Reporting and Planning, and Treasurer. Ann joined a predecessor of EOG in 1995. She holds a Bachelor of Business Administration degree in Accounting from Texas A&M University and is a Certified Public Accountant.

Laura Distefano is currently Vice President, Accounting and joined EOG in 2023 with over 24 years of experience in public accounting. Previously, Laura was an audit partner with expertise serving public and private companies in the energy industry. Laura holds Bachelor of Business Administration degrees in Accounting and Economics from Lamar University and is a Certified Public Accountant.

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

Investor Contacts

Pearce Hammond	713-571-4684
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